Exhibit 10.19

                                 April 4, 1991

Mr. Jack Sharpe
Medical Sterilization, Inc.
225 Underhill Boulevard
Syosset, NY 11791

Dear Jack,

     As we discussed, I am pleased to inform you that Apple Bank for Savings has approved a $1,100,000 revolving credit facility and a $1,600,000 term loan. This approval is subject to the following terms and conditions:

     Loan A - A revolving line of credit in the amount of $1,100,000 secured by accounts receivable and medical instruments. This line replaces the existing $1,300,000 line. Advances under the line will be limited to 75% of eligible accounts receivable. The interest rate on the line will be Apple Bank for Savings' Prime plus 2%. The line will expire on April 30, 1992.

     Loan B - A 5 year term loan in the amount of $1,600,000. Proceeds will be used to refinance two existing term loans at Apple Bank having a total balance of approximately $1,000,000 and to repay existing debt under the company's revolving line of approximately $600,000. The term loan will be secured by medical instruments and the company's accelerator beam. The interest rate to be charged will be Apple Bank's Prime plus 2%.

     In additional to the above, we expect bank council to prepare a loan agreement which will include loan covenants common to this type of transaction.

     I am looking forward to our continued relationship.

                                   Sincerely,

                                   Warran R. Mohr
                                   President


WRM:kk



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